Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No.333-171666 and No.333-179662 on Form S-8 of our reports dated April 27, 2012, relating to the consolidated financial statements and financial statement schedule of iSoftStone Holdings Limited, its subsidiaries and variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of iSoftStone Holdings Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China

April 27, 2012